Exhibit 10.22

December 6, 2024

Andrew Vehorn

[Address]

Dear Andrew,

It is with pleasure that we offer you the position of Senior Vice President Member Engagement with Old Dominion Electric Cooperative (ODEC).

Should you accept the position, you will report to John Lee, Chief Executive Officer, and your annual salary will be $341,223.00 or $13,123.96 gross per pay period. ODEC has 26 pay periods per year. Your responsibilities and annual salary may be subject to periodic review and modification in accordance with ODEC’s operational needs, as they may change over time. Your employment with ODEC is at-will and is indefinite.

Our vacation policy credits new employees for prior years of experience in your area of expertise. Our employment offer includes accruing 6.16 vacation hours each pay period which equates to 20 days in a full calendar year.

In addition to your compensation, you may be eligible to receive the benefits highlighted in the attached Employee Handbook. The Employee Handbook describes the Company's policies and procedures that govern certain aspects of your employment. Additionally, the premiums for our medical, dental and vision insurances and a general review of our benefits is provided in the attached Employee Benefits Enrollment Guide.

This offer of employment is subject to acceptable post-offer drug screen results and background check that will be completed at the expense of ODEC. Chain of Custody information and the drug testing location closest to your home address will be submitted via email. You will need to complete the pre-employment, post-offer drug test within five days of receipt of this offer letter.

To start the background process, you will need to complete the Employment Application and Background Authorization Form that are included with this offer letter. Please return the completed forms as soon as possible, but no later than December 9, 2024.

This offer is made on the condition that you accept this employment offer by signing and returning this original letter to me by December 9, 2024 and that you agree to commence your duties on December 16, 2024. Please be sure to retain a copy of the signed offer letter for your files.

ODEC reserves the right to withdraw this offer or terminate your employment or both for any reason, including but not limited to, failure (as defined solely by ODEC) of any and all of the aforementioned tests or checks.

4201 Dominion Blvd, Glen Allen, VA 23060 804-747-0592 www.odec.com

As part of our new hire process, you will be asked to complete a Form I-9 in compliance with the Immigration Reform and Control Act. As part of this compliance, you must present us with documents which identify you and indicate you are eligible to work in the United States. This must be done within three days of hire. You can find additional information on the type of documentation acceptable at http://uscis.gov/graphics/formsfee/forms/i-9.htm.

We appreciate your interest in employment with ODEC and hope you will consider our offer favorably. Please notify me of your decision by signing and dating this offer letter and returning it to me by December 9, 2024. If you have any questions, please do not hesitate to contact me at [phone number].

Sincerely,

/s/ Crystal Smith

Crystal Smith

Vice President of Human Resources

AGREED TO AND ACCEPTED BY:

/s/ Andrew Vehorn Dated: 12/08/2024

Andrew Vehorn